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COEUR D’ALENE MINES CORPORATION

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Denver Gold Forum Dennis E. Wheeler Coeur d'Alene Mines Corporation Chairman, President and Chief Executive Officer September 24, 2007 NYSE: CDE TSX: CDM www.coeur.com

Building the Undisputed Leader in Silver Three new mines set to accelerate growth San Bartolome - 9 million ounces of annualized silver production commencing in 2008 Palmarejo - An average of 10 million ounces of silver production and 115,000 ounces of gold production annually commencing in 2009 Kensington - 150,000 ounces of gold production upon resolution of permit status Anticipated annual production of nearly 30 million silver ounces by 2009 with industry-leading low costs Exploration success and commitment Consistent track record of mineral reserve growth Highly-prospective land positions in Chile and Argentina Addition of world-class Mexican deposit builds industry-leading resource base

Increasing cash flow per share Sufficient capital in place to deliver growth Strengthened management team to execute strategic growth Highest worker safety standards and environmental stewardship Capitalizing on a strong silver market with very positive fundamentals Building the Undisputed Leader in Silver (continued)

Strategically Positioned Portfolio



Kensington Project, Alaska

Reserves:	1.4 Moz Gold
M&I Resources:	0.6 Moz Gold
Est. Production:[1]	150 koz Gold

Palmarejo Project, Mexico

Reserves:	TBA
M&I Resources:	88.7 Moz Silver 1.0 Moz Gold
Est. Production:[1]	11.2 Moz Silver 117 koz Gold

Rochester Mine, Nevada

Reserves:	2.4 Moz Silver 26 koz Gold
M&I Resources:	14.3 Moz Silver 109 koz Gold
Est. Production:[1]	4.3 Moz Silver 63 koz Gold

San Bartolomé Project, Bolivia

Reserves:	155.4 Moz Silver
M&I Resources:	32.3 Moz Silver
Est. Production:[1]	9 Moz Silver

Broken Hill, Australia

Reserves:	18.0 Moz Silver
M&I Resources:	7.8 Moz Silver
Est. Production:[1]	1.8 Moz Silver

Cerro Bayo Mine, Chile

Reserves:	9.3 Moz Silver 157 koz Gold
M&I Resources:	8.3 Moz Silver 171 koz Gold
Est. Production:[1]	2.3 Moz Silver 54 koz Gold

Martha Mine, Argentina

Reserves:	7.6 Moz Silver
M&I Resources:	3.2 Moz Silver
Est. Production:[1]	2.9Moz Silver

Endeavour, Australia

Reserves:	32.0 Moz Silver
M&I Resources:	25.4 Moz Silver
Est. Production:[1]	0.6 Moz Silver

[1] Management estimate of 2007 production except for:
Palmarejo: average of first five years' of production derived from Coeur's Preliminary Assessment of the project
Kensington: life of mine average production once operational
San Bartolomé: life of mine average production once operational

COEUR
THE PRECIOUS METALS COMPANY

4

Silver Production Profile 2007-20091 1 Source: Management estimates and Palmarejo technical reports Gold Production (koz) 121 78 199 New Projects Driving Production Growth

Note: 1 Analyst estimates, does not include base metals. New Coeur production based on management forecast and Palmarejo technical reports. 2 Company has announced silver production to increase to 23 million ounces by 2009. Gold Production (koz) 199 0 0 124 Silver Production (20091) Creating Largest Primary Silver Producer

Note: 1 Analyst estimates, does not include base metals. 2 Represents compound annual growth rate for 2 years from 2007-2009. 3 New Coeur production source: management estimates and Palmarejo mineral resource estimates and all metallurgical and mining studies completed to date. Silver Production Growth (2007-20091,2,3) Generating Industry Leading Growth

Sources: 1 Coeur management estimates, based on Palmarejo mineral resource estimates and all the metallurgical and mining studies completed to date. 2 Based on analyst estimate. 3 All cash costs are net of credits Cash Costs (2009E) 1 2 2 2 2 Delivering Low-Cost Silver Production

Note: 1 Company announcements and Sedar filings. Mineral resources refer to measured and indicated mineral resources and are in addition to mineral reserves. Silver Mineral Reserves and Mineral Resources Leading Silver Resource Base

Cash flow profile1 Management estimates, based on anticipated startup at San Bartolome in February 2008, at Palmarejo in 2009 and production from Kensington in 2009. Assumptions for Palmarejo based on technical reports. Assumes analyst consensus prices for gold and silver Cash, cash equivalents, and marketable securities 12/31/09 12/31/07 2 Sufficient Funds to Execute Growth Plan

Source: Bloomberg 1 Liquidity calculated by adding average daily volumes by share by exchange for all exchanges where each company listed for the period 28th April 2006 - 27th April 2007. 2 Converted prices to USD by using the following exchange rates as at 27th April 2007; AUDUSD: 0.8339 EURUSD: 1.3641 CADUSD: 0.8967. 3 New Coeur calculated by combining the historical liquidity of Palmarejo, Bolnisi and Coeur for the period 28th April 2006 - 27th April 2007. Liquidity - Trading volume Liquidity - Days to turn float Expected to Maintain Market Leading Liquidity

Dynamic Growth Pipeline

Largest pure silver mine in the world Production on schedule for February 2008 startup Initial annual production of 9 million silver ounces Estimated mine life of 14 years Estimated cash costs of $4.00 per ounce Estimated capex of $130 million in 2007 Safety leader with over 1.3 million man hours without a lost time accident Silver mineral reserves increased by 3.5 million ounces to a total of 155.4 million ounces Additional indicated mineral resources increased to 32.3 million silver ounces from 160,000 ounces Proceeding toward tax certainty Legislation passed by Bolivian lower house, now in front of Senate 50/50 split of net profits; recognition of value added contribution VAT tax and import duty exemptions granted by Bolivian government San Bartolome Silver Mine

Located in Mexico's premier silver district in Chihuahua and the Sierra Madre belt Land holdings cover more than 12,100 hectares Tremendous exploration potential Substantial findings to date Significant potential for future discoveries Current M&I resource 88.7 Moz Ag 1.0 Moz Au Current Inferred resource 61.4 Moz Ag 0.7 Moz Au Initial proven and probable reserves expected at year-end Construction underway Production expected to begin in 2009 Palmarejo Project Overview

5.2 million recovered silver ounces 74,000 recovered gold ounces Underground 5.1 million recovered silver ounces 41,000 recovered gold ounces Open Pit $203 million Initial Capital Costs $253 million Life of Mine Capital Costs 9 years Mine Life1 2,000 tonnes underground 2400 tonnes open pit Mine Throughput (tonnes per day)1 Estimated Average Annual Production1: Total Est. Avg Operating Costs1: ($0.41) per recovered silver ounce Note: Reflects initial five years of mining of Measured and Indicated Resources only; cash costs net of credits 10.4 million recovered silver ounces 115,000 recovered gold ounces Total Palmarejo Preliminary Assessment

Estimated annual production of 150,000 gold ounces in initial years Estimated cash costs of $310 per gold ounce in early years 10-15 year mine life Estimated capital expenditure of $238 million; >90% complete All construction activities all complete except for tailings storage facility Environmental groups have announced desire to co-operate on tailings plan Overwhelming community support Recent exploration increased overall grade 25% and added 300,000 ounces to mineral reserves Kensington Gold Mine

Outstanding exploration success in past year: 51% increased in silver mineral reserve ounces at Cerro Bayo 25% increase in silver mineral reserve ounces at Martha 29% increase in gold mineral reserve ounces at Kensington 30 million new contained ounces of indicated silver mineral resources at San Bartolome Record exploration budget for 2007 of $15.7 million Acquired 4 new greenfields in Santa Cruz, Argentina; Aguila, Sol de Mayo, Sascha and Joaquin Total land holdings in the province now +900 sq miles (+2,400 sq kms) 2nd phase drilling underway on Aguila to follow up on new gold and gold and silver- bearing vein intersections in phase 1 drilling in the first and second quarters of 2007 and 2nd phase planned for Sol de Mayo. Solid Track Record of Exploration Success

$40m spent to date Only ~30% of Palmarejo tenements have been explored Palmarejo Trend Long NW-SE structure Dips SW Multiple ores shoots (clavos) Guadalupe Trend Long NW-SE structure Dips NE Multiple clavos La Patria Trend Higher Au:Ag Near surface potential (+200m) Palmarejo Offers Significant Additional Exploration Upside

Historical Silver Resources Palmarejo Generating Consistent Resource Growth Exploration activities continue to deliver consistent increases to the overall mineral resource base 50% compound annual growth rate in resources since 2004

Palmarejo Acquisition Update

Transaction positions the New Coeur as the undisputed leader in silver Coeur gains an important strategic position in Mexico - the world's leading primary silver mining jurisdiction Silver production growth of 142% and gold production growth of 65% between 2007 and 20091 55% reduction in Coeur's expected 2009 cash costs after credits1 Adds substantial exploration/expansion potential Coeur's underground and open-pit expertise will allow for optimization of the high- grade Palmarejo silver and gold deposits Opportunity for all shareholders to participate in the development of the Palmarejo mine through ownership of New Coeur stock - the world's premier silver play 1 Source: Management estimates and Palmarejo technical reports Compelling Benefits

Three new world-leading mines to accelerate growth Annual production of nearly 30 million silver ounces by 2009 Industry-leading silver ounces in 2009 Industry-leading low costs Substantial cash flow improvement Increasing cash flow by ~30% per share Financial Strength - sufficient capital in place to deliver growth Strong track record of exploration success and commitment Capitalizing on a strong silver market with very positive fundamentals Building The Undisputed Leader In Silver

Appendix A

2006 production 2.3 million silver ounces (18% of company total) 41,000 gold ounces (35% of company total) 2006 cash costs US$3.04 per silver ounce (net credits) Commenced production in June 2002 (3 yrs mineral reserves) Maintained consistent mine life based on mineral reserves, annual discoveries and conversion of resources to reserves Landholding of over 107 square miles (277 square kms) Over 50 major veins discovered to date Consistent track record of discovery to support continued production New discoveries of Dagny, Cascada and Fabiola vein systems Proven and probable silver mineral reserves increased to 9.3 million contained ounces as of June 30th, 2007, an increase of 51% compared to 31 December 2006 levels Cerro Bayo, Chile Cerro Bayo Underground & Open Pit Mine

2006 production 2.7 million silver ounces (21% of company total) 3,000 gold ounces (3% of company total) 2006 cash costs US$4.88 per silver ounce (net credits) Acquired in April 2002 for $2.5 million with mineral resources of 2.5 million silver ounces Over 11 million silver ounces mined since acquisition 2007 exploration success resulted in 25% increase in proven and probable silver mineral reserves to 7.6 million contained ounces, versus December 31, 2006 levels Presently constructing $13.9 million 240 tpd, stand-alone mill due to continued exploration success; on track to be completed by end 2007 Highest-grade silver property in Coeur's portfolio Martha, Argentina Martha Underground Mine

2006 production 5.1 million silver ounces (40% of company total) 71,900 gold ounces (62% of company total) 2006 cash costs US$2.80 per silver ounce (net credits) World's largest open pit primary silver mine and eighth largest primary silver mine Mining activities ceased in August 2007 Residual leaching to continue to recover metal to 2011 at extremely low cash costs Commenced production in 1986 with five-year mine life Produced over 115 million ounces of silver and over one million ounces of gold during 21 year mine life New exploration initiative underway to extend mine life through mineral resource conversion, testing of new targets with potential for high-grade silver and gold deposits recovery of ore-grade material from screening and reclamation of waste rock Rochester Mine, Nevada Rochester Open Pit Mine

2006 production 0.482 million silver ounces (4% of company total) Acquired silver reserves and production up to 20 million payable silver ounces for US$39 million in May 2005 Generated over US$9 million of net cash flow to date Acquired for <1.0x NAV, $3.50/oz TAC, 6.8x EBITDA Zinc/lead/silver mine operated by CBH Resources Ltd Coeur pays CBH US$1.00 per ounce silver plus smelting and refining costs plus 50% of difference between silver price and US$7.00 per ounce, payable once Coeur has received 2 million ounces Coeur pays CBH US$0.25 for additional reserves upon discovery Mineral reserves increased from 23 million ounces of silver at end of 2005 to current level of 32 million ounces - a 39% increase High level of confidence that cap will be reached Endeavour, Australia Endeavor Underground Mine

2006 production 2.2 million silver ounces (17% of company total) Acquired silver reserves and production up to 17.2 million payable silver ounces for US$36 million in September 2005 Has generated cash flow > 67% of original investment Acquired for <1.0x NAV, $4.40/oz TAC, 3.1x EBITDA Low-cost production Coeur pays project operator (Perilya Limited) US$2.00 (indexed) per ounce plus smelting and refining costs, plus a capped incentive linked to production targets Mineral reserves increased from 15 million ounces at year- end 2005 to current level of 18 million ounces - a 20% increase High level of confidence that cap will be reached Broken Hill, Australia Broken Hill Underground Mine

Appendix B

Silver has outperformed gold in the current cycle, driven by favorable fundamentals The silver supply/demand balance in in deficit - for the 15th year running Supply Above ground stocks sharply reduced to only 400Moz, from over 1 Bn oz a decade ago Future mine supply growth is flat, driven by underfunded exploration New mines coming on-stream do not fully replace decline in production from older operations Demand 50% of demand has been from the industrial sector Decline in demand from photographical applications balanced by reduced scrap availability, new demand sources Medical applications are an increasingly important source of demand Silver is the most efficient conductor of electricity, driving electronics applications Renewed interest in Silver from Investors: ETF have amassed >140 Moz (25% of annual worldwide production), and 3 more ETFs planned to launch soon Strong Fundamentals Underpin Silver

Appendix C

Mineral Reserves correspond to Ore Reserves per US SEC classification. Metal prices used to determine ore reserves were $8.00/oz. Ag and $475.00/oz. Au at Rochester; $10.0/oz Ag at Endeavor, Cerro Bayo and Martha; $10.12/oz Ag. at Broken Hill; $8.00/oz Ag at San Bartolome; and $550/oz Au at Kensington. Endeavor and Broken Hill reserves are as of June 30, 2006. A detailed discussion of the assumptions, parameters, methods and other factors used to calculate the reserves disclosed herein are contained in the most recent technical report for each of the respective properties listed above. The technical reports have been prepared in accordance with National Instrument 43-101 and are available for review on SEDAR. Mineral Reserves; Current

Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. A detailed discussion of the assumptions, parameters, methods and other factors used to calculate the resources disclosed herein are contained in the most recent technical report for each of the respective properties listed above. The technical reports have been prepared in accordance with National Instrument 43-101 and are available for review on SEDAR. Mineral Resources; Current

Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. A detailed discussion of the assumptions, parameters, methods and other factors used to calculate the resources disclosed herein are contained in the most recent technical report for each of the respective properties listed above. The technical reports have been prepared in accordance with National Instrument 43-101 and are available for review on SEDAR. Mineral Resources; Current

Mineral Reserves correspond to Ore Reserves per US SEC classification. Metal prices used to determine ore reserves were $6.50/oz. Ag and $410.00/oz. Au except Endeavour which uses a $7.06/oz Ag. Endeavor and Broken Hill reserves are effective as of June 30, 2005 and March 31, 2005, respectively. A detailed discussion of the assumptions, parameters, methods and other factors used to calculate the reserves disclosed herein are contained in the technical report for each of the respective properties listed above. The technical reports have been prepared in accordance with National Instrument 43-101 and are available for review on SEDAR. All 2005 reserve and resource statements are from continuing operations only. Mineral Reserves; Year-end 2005

Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. A detailed discussion of the assumptions, parameters, methods and other factors used to calculate the resources disclosed herein are contained in the most recent technical report for each of the respective properties listed above. The technical reports have been prepared in accordance with National Instrument 43-101 and are available for review on SEDAR. All 2005 reserve and resource statements are from continuing operations only. Mineral Resources; Year-end 2005

Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. A detailed discussion of the assumptions, parameters, methods and other factors used to calculate the resources disclosed herein are contained in the most recent technical report for each of the respective properties listed above. The technical reports have been prepared in accordance with Canadian National Instrument 43-101 and are available for review on SEDAR. All 2005 reserve and resource statements are from continuing operations only. Mineral Resources; Year-end 2005

Note: 1 Source: Palmarejo Updated Resource Statement - September 2007 - A 0.8 g/t AuEq cutoff has been applied to Palmarejo - only those blocks with higher interpolated grade than these cutoffs have been included in the resource statement above. 2 Source: Palmarejo Updated Resource Statement - September 2007 - 0.8 g/t AuEq cutoff has been applied to Guadalupe above 1300 m elevation. A 2.5 g/t AuEq cutoff has been applied to Guadalupe below 1300 m elevation. Only those blocks with higher interpolated grade than this cutoff have been included in the resource statement above. 3 Source: Palmarejo Updated Resource Statement - September 2007 - A 0.8 g/t AuEq cut-off has been applied to the La Patria resource estimate. Only those blocks with higher interpolated grade than this cut-off have been included in the resource statement above. Resources: Palmarejo

Appendix D

This presentation contains forward-looking statements within the meaning of securities legislation in the United States and Canada including statements regarding a possible transaction and anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Coeur's control. Operating, exploration and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC and the Ontario Securities Commission, including, without limitation, Coeur's reports on Form 10-K and Form 10-Q. As disclosed in this presentation, there are risks that the parties will not proceed with the transaction, that the ultimate terms of the transaction will differ from those that currently are contemplated, and that the results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities or the possible transaction. Cautionary Statement

Donald J. Birak, Coeur's Senior Vice President of Exploration, is the qualified person responsible for the preparation or supervision of the scientific and technical information in this document. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio- political, marketing or other relevant factors, please see the Technical Reports for each of Rochester, Cerro Bayo, Martha, san Bartolome, Kensington, Endeavor and Broken Hill projects as filed on SEDAR at www.sedar.com. For a description of the key assumptions, parameters and methods used to estimate mineral resources for the Palmarejo project, please see the Technical Reports as filed on SEDAR at www.sedar.com. This presentation uses the terms 'Measured", "Indicated" and "Inferred" Resources. U.S. investors are advised that while such terms are recognized and required by Canadian regulations, the Securities and Exchange Commission does not recognise them. "Inferred Resources" have a great amount of uncertainty as to their existence and as to their potential economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The definitions of proven and probable mineral reserves under Canadian National Instrument 43-101 are substantially identical to the definitions of such ore reserves under Guide 7 of the SEC's Securities Act Industry Guides. Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. Under Canadian rules, estimates of Inferred Resources may not form the basis of a pre-feasibility or feasibility study. U.S. investors are cautioned not to assume that all or any part of Measured or Indicated Resources will ever be converted into reserves. U.S. investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is potentially economical or legally mineable. Cautionary Statement

The definitive proxy statement that Coeur plans to file with the United States Securities and Exchange Commission ("SEC") and Canadian securities regulators and mail to its shareholders will contain information about Coeur, Bolnisi, Palmarejo, the Palmarejo Project, the proposed transaction and related matters. Shareholders are urged to read the definitive proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the proposed transaction. In addition to receiving the definitive proxy statement from Coeur by mail, shareholders will also be able to obtain the definitive proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC's website (www.sec.gov) and the Canadian securities regulators' website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur's shareholders with respect to the proposed transaction. Information regarding any interests that Coeur's executive officers and directors may have in the proposed transaction will be set forth in the definitive proxy statement. The Coeur shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act. Copies of the acquisition agreements and certain related documents will be filed with Canadian securities regulators and will be available at the Canadian SEDAR website at www.sedar.com. Additional Information